Exhibit 10.3

ThermoEnergy Corporation

Executive Employment Agreement

AGREEMENT, effective September 16, 2009 (the “Effective Date”), by and between ThermoEnergy Corporation, a Delaware corporation (together with all of its subsidiaries, the “Company”) and Shawn R. Hughes (the “Executive”).

WHEREAS,  the Executive has served the Company as President and Chief Operating Officer; and

WHEREAS, the Company desires to continue, on an interim basis, to retain the services of the Executive as President and Chief Operating Officer of the Company on the terms herein set forth and the Executive is willing to be employed by the Company in such capacities on such term;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I
EMPLOYMENT DUTIES AND BENEFITS

Section 1.1 Employment.  The Company hereby employs the Executive as President and Chief Operating Officer.  The Executive accepts such employment and agrees to perform the duties and responsibilities assigned to him pursuant to this Agreement.

Section 1.2 Duties and Responsibilities.  The Executive shall perform such lawful duties and have such responsibilities as are reasonably assigned to him by the Board of Directors of the Company.  The Executive shall devote such time and attention to the business of the Company as shall be reasonably necessary for the performance of his responsibilities.

Section 1.3 Work-Related Travel.  The Executive shall not be obligated to maintain a permanent office at the Company’s corporate headquarters or at any other of the Company’s facilities, but he will travel, to the Company’s offices and to other locations, as reasonably necessary for the performance of his responsibilities.  Although the Executive will not be obligated to devote any specific amount of time to travel, the Company and the Executive expect that the Executive will travel on Company business between two and three weeks each month.

ARTICLE II
COMPENSATION AND BENEFITS

Section 2.1 Base Salary.  From and after the Effective Date, the Company shall pay to the Executive a salary at the rate of $150,000 per annum (the “Base Salary”) payable during the term of the Executive’s employment in accordance with the Company’s payroll and withholding policies.

Section 2.2 Performance Bonus.  In addition to the Base Salary, the Executive shall be entitled, upon completion of the current contract (the “URS Contract”) between the Company’s subsidiary, CASTion Corporation (“CASTion”), and URS Corporation (“URS”) to receive a performance bonus in an amount equal to 10% of CASTion’s gross profits on such contract (the “URS Bonus”).  The Company’s agreement to pay the URS Bonus to the Executive shall not entitle the Executive to receive any bonus or other payment with respect to any other transaction between the Company or CASTion and URS or any other party.

Section 2.3 Expense Reimbursement.  The Company will, in accordance with the Company’s general policies with respect to business expenses, reimburse the Executive for all expenses (including travel and lodging) reasonably incurred by the Executive in the performance of this duties under this Agreement.

Section 2.4 Benefit Plans.  From and after the Effective Date, the Executive shall be entitled to receive, during the term of the Executive’s employment and at the expense of the Company, health insurance for himself and his family and to participate in any and all benefit plans provided generally to executive employees of the Company.

Section 2.5 Equity Incentive.  Effective as of the Effective Date, the Executive shall surrender for cancellation that certain stock option for the purchase of 600,000 shares of the Company’s common stock that was granted to the Executive in December 2007s in exchange for the issuance to the Executive of a Common Stock Purchase Warrant entitling the Executive to purchase 600,000 shares of the Company’s Common Stock at any time on or before the tenth anniversary of the Effective Date at an exercise price of $0.24 per share.

ARTICLE III
TERM OF EMPLOYMENT AND TERMINATION

Section 3.1 Term.  The term of the Executive’s employment hereunder shall commence on the Effective Date and shall terminate on the earlier of (i) the date on which the Company has appointed both a new Chief Executive Officer as successor to Dennis C. Cossey and a new Chief Financial Officer as successor to Arthur S. Reynolds or (ii) March 31, 2010 (in either case, the “Termination Date”); provided, however, that the Termination Date may be extended by the mutual agreement of the parties on terms to be agreed, in good faith, by the Executive and the Company’s Board of Directors.

Section 3.2 Termination of Employment.  Upon the Termination Date or, in the event the Executive’s employment is terminated prior to the Termination Date for any reason other than (i) by the Company for Cause or (ii) voluntarily by the Executive without Good Reason, the Executive shall be entitled to receive, in addition to any unpaid salary through the last day of the month in which such termination occurs, as the Executive’s sole and exclusive entitlement upon termination of his employment under such circumstances, (i) severance payments in the amount of $20,834 per month for a period of twelve months commencing on the first day of the month immediately following the date of termination, payable in accordance with the Company’s standard payroll and withholding policies, plus (ii) upon completion of the URS Contract, any unpaid portion of the URS Bonus.  For a period of one year commencing on the first day of the month immediately following the date of termination of the Executive’s employment (other than termination (i) by the Company for Cause or (ii) voluntarily by the Executive without Good Reason) the Company shall keep in full force and effect all health insurance benefits afforded to the Executive and his family at the time of the termination of his employment, which benefits shall be provided on terms identical to those provided to full time employees of the Company who are in good standing; provided, however, that the Company’s obligation to provide continuing health insurance benefits to the Executive and his family shall terminate at such time as the Executive becomes eligible to receive from another source health insurance benefits with equivalent or better coverage.  As used herein, the term “Cause” for termination of the Executive’s employment by the Company shall mean any of the following: (a) conviction of a crime which materially adversely affects the reputation of the Company or any of its affiliates; (b) willful disloyalty to the Company; (c) substantial inattention to or neglect of duties and responsibilities consistent with the terms of this Agreement that have been reasonably assigned to the Executive by the Company's Board of Directors, which inattention or neglect continues for a period of at least ten days after the Executive receives written notice thereof from the Company’s Board of Directors; (d) failure to comply with lawful directives of the Company's Board of Directors not inconsistent with the terms of this Agreement; or (g) the commission of an act of dishonesty or moral turpitude (including, without limitation, embezzlement or misappropriation of Company property). As used herein, the term “Good Reason” for the Executive’s voluntary termination of his employment shall mean either of the following: (i)  the Company’s failure to perform the terms of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and remedied by the Company promptly (but not later than ten days) after receiving written notice thereof from the Executive; or (b) the assignment to the Executive of any duty or to any position inconsistent with the Executive’s training and experience.

ARTICLE IV
COVENANTS

Section 4.1 Confidentiality and Non-Use of Proprietary Information.  To protect the Company’s proprietary interest in the Company’s intellectual property and proprietary information and to protect the goodwill and value of the Company, the Executive hereby agrees that the Executive will preserve as  confidential all Confidential Information pertaining to the Company’s business that has been or may be obtained or learned by him by reason of his employment or otherwise.  The Executive will not, without the written consent of the Company either use for his own benefit or for the benefit of any third parties, either during the term of his employment hereunder or thereafter (except as required in fulfilling the duties of his employment), any Confidential Information pertaining to the business of the Company.   As used herein, the term “Confidential Information shall include without limitation any and all financial, cost and pricing information and any and all information contained in any drawing, designs, plan, proposals, customer lists, records of any kind, data, formulas,specifications, concepts or ideas, related to the business of the Company.  Confidential Information shall not include information which (a) is disclosed in a publication available to the public, is otherwise in the public domain at the time of disclosure, or becomes publicly known through no wrongful act on the part of the Executive, (b) is obtained by the Executive lawfully from a third party who is not under an obligation of secrecy to the Company and is not under any similar restrictions as to use, (c) is generally disclosed to third parties by the Company without similar restrictions on such third parties or (d) was known to the Executive prior to June 15, 2007.   The Executive acknowledges that all documents, reports, files, analyses, drawings, designs tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, patents, license agreements, and similar materials that are made by him or come into his possession by reason of his employment by the Company are the property of the Company and shall not be used by him in any way adverse to the Company’s interests.  The Executive will not allow any such documents or other things, or any copies, reproductions or summaries thereof to by delivered to or used by any third party without the specific consent of the Company.  The Executive will deliver to the Board of Directors of the Company, or its designee, upon demand, and in any event upon the termination of the Executive’s employment, all of such documents and otherthings which are in the Executive’s possession or under his control.

Section 4.2 Non-Competition and Non-Solicitation.  To protect the Company’s proprietary interest in the Company’s intellectual property and proprietary information and to protect the goodwill and value of the Company, the Executive hereby agrees that during his employment by the Company and for a period of one year following the date on which his employment is termination (whether voluntarily or involuntarily, with or without Cause or Good Reason) (the “Non-Compete Term”), the Executive will not, individually, or in association or in combination with any other person or entity, directly or indirectly, as proprietor or owner, or officer, director or shareholder of any corporation, or as an employee, agent, independent contractor, consultant, advisor, joint venturer, partner or otherwise, whether or not for monetary benefit, except on behalf of the Company, solicit, sell to, provide services to, or assist the solicitation of, sale to, or providing to, or encourage, induce or entice any other person or entity to solicit, sell to or provide services to, any person or entity who is a customer of the Company or who, at any time within 18 months prior to the date of termination of the Executive’s employment, or whom the Company has, within six months prior to the date of such termination, solicited to become a customer of Company, for the purpose of (a) providing such customer with any product or service which directly competes with the products or services provided by the Company to such customer or is in substitution for or in replacement of such products or services; (b) altering, modifying or precluding the development of such customer’s business relationship with the Company; or (c) reducing the volume of business which such customer transacts with the Company.  To further protect the Company’s proprietary interest in the Company’s intellectual property and proprietary information and to protect the goodwill of the Company (including the Company’s beneficial business relationships with the Company’s employees), the Executive hereby agrees that, during the Non-Compete Term, the Executive will not, individually or in association or in combination with any other person or entity, directly or indirectly, encourage, induce or entice any employee or independent contractor of the Company to terminate or modify such person’s or entity’s employment, engagement or business relationship with the Company or, without the prior written consent of the Company, hire or retain any employee or independent contractor then performing services for the Company to perform the same or substantially similar services.

Section 4.3 Scope of Covenants.  The Executive agrees that the products and services of the Company can be, and are being designed and developed to be, manufactured, distributed and/or sold throughout the world.  Consequently, the Executive and the Company agree that it is not possible to limit the geographic scope of the non-competition covenant contained in this Article IV to particular countries, states, cities or other geographic subdivisions.  Further, the Executive agrees that the length of the Non-Compete Term is reasonable, in light of the position in which the Executive has been employed by the Company and the amount and duration of severance payments payable to him under this Agreement.

ARTICLE V
GENERAL MATTERS

Section 5.1 Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts and shall be construed in accordance therewith.

Section 5.2 No Waiver.  No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party.  A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

Section 5.3 Amendment.  This Agreement may be amended, altered or revoked at any time, in whole or in part, only by a written instrument setting forth such changes, signed by each of the parties.

Section 5.4 Benefit.  This Agreement shall be binding upon the Executive and the Company, and shall not be assignable by either party without the other party’s written consent.

Section 5.5 Text to Control.  The headings of articles and sections are included solely for convenience in reference.  If any conflict between any heading and the text of this Agreement exists, the text shall control.

Section 5.6 Severability.  If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions.  On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

Section 5.6 Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Executive with respect to the Executive’s employment by the Company and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to such employment including, without limitation, the Employment Agreement dated as of June 15, 2007 between the Company and the Executive.

In Witness Whereof, the Company and the Executive have executed this Agreement as of the date first above written.

ThermoEnergy Corporation

/s/Shawn R. Hughes	By:	/s/ Dennis C. Cossey
Shawn R. Hughes		Dennis C. Cossey
Chairman and Chief Executive Officer